Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
WILLIAMS COAL SEAM GAS ROYALTY TRUST
          THIS Certificate of Amendment to the Certificate of Trust of Williams Coal Seam Gas Royalty Trust (the “Trust”), is being duly executed and filed by the undersigned trustees to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
          1. Name. The name of the Trust is Williams Coal Seam Gas Royalty Trust.
          2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee of the Trust with its principal place of business in the State of Delaware to:
BNY Mellon Trust of Delaware,
100 White Clay Center, Suite 102,
Newark, DE 19711
          3. Effective Date. This Certificate of Amendment shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BANK OF AMERICA, N.A., not in its individual capacity but solely as Trustee
By:	/s/ Ron E. Hooper
	Name:	Ron E. Hooper
	Title:	Senior Vice President

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Delaware Trustee
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President